ARTICLE 1
RECOGNITION

Section 1.1 - Certification
Pursuant to the certification of the National Labor Relations Board dated October 14, 1994, in Case No. 25 RC 9400, the Company hereby recognizes the Union as the exclusive representative for the purpose of collective bargaining in respect to the rates of pay, wages, hours of employment and other conditions of employment of all production, maintenance employees, SPC Technicians, Facilitators, Met Lab Technicians, Maintenance Planners, Tool System Planners, Manufacturing Engineering Technical Assistants, Product Lab Technicians and Manufacturing Engineering Technicians employed by the Company at its Lafayette, Indiana facility, but excluding all office clerical employees, professional employees, guards and supervisors as defined in the National Labor Relations Act, as amended.

ARTICLE 2
UNION SECURITY

Section 2.1 - Membership
Employees covered by this Agreement at the time it becomes effective shall be required, as a condition of continued employment, to be members of the Union on the thirty-first (31st) calendar day following the effective date. Employees hired after the effective date of this Agreement and covered by this Agreement shall be required as a condition of continued employment to be members of the Union on the thirty-first (31st) calendar day following the beginning of their employment.

An employee whose membership in the Union is terminated by reason of failure of the employee to tender the periodic dues and initiation fees uniformly required as a condition of acquiring or retaining membership shall not be retained in the employment of the Company.

Employees shall be deemed to be members of the Union within the meaning of this section of Agreement if they are members and are not more than thirty (30) days in arrears in payment of membership dues.

Section 2.2 - Check off
During the term of this Agreement, the Company shall deduct from the third (3rd) pay of each month of all employees who voluntarily inform the Company in writing, on forms provided for that purpose by the Union, that they have authorized such deduction, the initiation fees and Union dues levied by the Union in accordance with its Constitution and By-laws.

The Financial Secretary of the Local Union shall certify to the Company the amount established by the Union as monthly dues. All amounts deducted from the employees pay pursuant to this section of Agreement shall be promptly remitted to the designated officer of the Local Union.

Section 2.3 - Refund
In cases where a deduction is made which duplicates a payment already made to the Union by an employee, or where a deduction is not in conformity with the provisions of the Union Constitution and By-laws, refunds to the employee will be made by the Union.

Section 2.4 - Indemnity
The Union shall indemnify the Company and hold it harmless against any and all claims, demands, suits or other forms of liability that shall arise out of, or by reason of, any action taken by the Company for the purpose of complying with the provisions of preceding Section 2.1 of this Article of Agreement or in reliance on any notice given by the Union to the Company with respect to the employees membership status in the Union.

Section 2.5 - Limitation of Liability
The Company shall not be liable to the Union by reason of the requirements of this Article 2 of Agreement for the remittance or payment of any sum other than that constituting actual deduction made from employee wages earned.

ARTICLE 3
REPRESENTATION

Section 3.1 - Bargaining Committee
At least semi-annually, the Union will furnish the Company Vice President of Human Resources with a written list of Bargaining Committeepersons and Stewards and their area of responsibility. The regular Bargaining Committee shall consist of the local Union President, Financial Secretary and four (4) Committeepersons. The Vice President of the local Union may be added to the Bargaining Committee when contract negotiations take place to re-negotiate or amend the current Collective Bargaining Agreement. The local Union President shall have plant-wide jurisdiction.

Section 3.2 - Seniority of Representatives
The local Union President shall have greater seniority than any other employee in the plant during his/her term of office in respect to plant layoffs or recalls, providing he/she can perform the work in a normal and average manner. The four (4) Committeepersons shall have greater seniority than those employees in the plant with the exception of the local Union President during their respective terms of office in respect to plant layoffs or recall, providing he/she can perform the work in a normal and average manner. The local Union President and one (1) Committeeperson shall exercise day shift preference during their terms of office, providing they can do the work in a normal and average manner.

Section 3.3 - Full Time Union Officers
a) Management agrees to allow the position of the Local Union President to be a full-time position entitled to 37.5 hours of pay per week at his/her regular straight time rate of pay with all company provided benefits and seniority. It is understood that this arrangement is made to accommodate the requirements placed on the President to manage the affairs of the local Union. Whenever, it is necessary for the local Union President to be in the plant to address local Union issues, he/she shall advise either his/her home department supervisor or the Vice President Human Resources or his/her designee.

b) Management agrees to allow the Financial Secretary of Local Union 2317 to be excused from work to conduct Union business for one (1) full day each week and one (1) additional day each month during which he/she will receive straight-time wages for 7.5 hours per day.

Section 3.4 - Stewards
The Union may designate one (1) Steward for every one hundred (100) bargaining unit employees. Steward representation districts will be determined by the local Union. Stewards will be added or reduced as bargaining unit employment levels change in increments of one-hundred (100), as illustrated below:

Number of B.U. Employees      Number of Stewards

     700 - 799                     7 Stewards
     800 - 899                     8 Stewards
     900 - 999                     9 Stewards
     1000 - 1099                   10 Stewards
     1100 - 1199                   11 Stewards
     1200 - 1299                   12 Stewards
     1300 - 1399                   13 Stewards
     1400 - 1499                   14 Stewards

The local Union shall keep the Company advised in writing of any Steward changes or representation district changes.

Section 3.5 - Union Representative Pay
Union Officers, Committeepersons and Stewards may only leave their work stations with the expressed prior permission of their supervisors and do so only for engaging in previously identified duties specifically set forth in this Agreement. Such permission will not be arbitrarily and capriciously withheld by the Supervisor. If the Union Representatives supervisor is not in the work area and an emergency situation requiring the Union Representatives immediate involvement arises, the Union Representative will be permitted to page the supervisor to request permission to leave his/her work area.

Section 3.6 - Overtime Representation
a) During daily overtime periods or weekend work, the District Steward shall be scheduled to work as long as there is work scheduled in his area that he is capable of performing.

     During daily overtime periods or weekend work, Plant Committeepersons may be scheduled to work as long as at least ten (10) of his/her constituents are scheduled to work and there is work scheduled that he/she is capable of performing.

b) If during daily or weekend overtime work, the District Steward, for some reason, is not scheduled to work, he/she may appoint someone from within the District, on the same shift, to serve in a representation capacity for the overtime period involved.

c) During daily or weekend overtime work, if the Plant Committeeperson is not scheduled to work, he/she may appoint someone from within the Plant, on the same shift, to serve in a representation capacity for the overtime period involved.

Section 3.7 - Union Bulletin Boards
The Company shall furnish three (3) locked bulletin boards for the exclusive use of the local Union for the posting of the following Union information:

a)   notices of Union recreational and social affairs

b)   notices of Union elections and election results

c)   notices of Union meetings and minutes of Union   meetings

d)   notices of official Union business

The posting of any other information must have the prior approval of the Vice President Human Resources or his/her designee. Union bulletin boards shall not be used by the Union for disseminating propaganda or political matter of any kind.

The Company also agrees to provide three (3) information racks, to be placed at the main entrance/egress doors, for purposes of disseminating the local Unions newsletter or other periodic publication(s).

ARTICLE 4
GRIEVANCE AND ARBITRATION PROCEDURE

Section 4.1 - Grievances
Any employee having a grievance in connection with his/her working conditions shall have the right to contact his/her Supervisor at their mutual convenience and describe the nature of the grievance, provided that such contact is made within three (3) regularly scheduled working days of the occurrence of the grievance. A grievance as used herein shall be defined as a dispute between the Company and an employee, or a group of employees, or the local Union, involving an alleged violation of an expressed term of this Agreement. Upon request of the aggrieved employee, the Supervisor will arrange a meeting between the Grievant and that Grievants Union Representative at the earliest possible time, subject to the provisions expressed below:

     Step 1
     If the existence of a grievance is confirmed by the Union Steward, it will be presented by him or her to the grievants Supervisor at a mutually convenient time so long as it is presented within three (3) work days of the Stewards meeting with the employee(s). The Supervisor shall make every effort to settle the grievance within two (2) work days of the above presentation by the Steward to the Supervisor.

     With respect to all provisions of Section 4.1 of this Article, if a grievance is not presented within three (3) work days of its occurrence, or at the next step within three (3) work days of the Companys last answer hereunder, as the case may be, it will be deemed finally dropped. If an acceptable answer is not given by the Supervisor within two (2) work days of the Step 1 presentation, the grievance may be reduced to writing by the Steward as provided in Step 2, below. If the Supervisor fails to answer the grievance within two (2) work days of the Step 1 presentation, the grievance will be automatically moved to the second step.

     Step 2
     The Steward shall put the grievance in writing in triplicate form. It shall be dated and signed by the aggrieved employee(s) and the Steward.
     The written grievance, to be valid, shall specify provisions of the Agreement violated and the remedy requested and shall be promptly presented to the supervisor within three (3) work days of the Supervisors Step 1 oral answer. Following the receipt of the written grievance the Supervisor shall give his/her answer in writing within three (3) work days to the Steward.

     Step 3
     If the grievance is not settled in the previous steps, a written agenda listing the grievance shall be presented by the Union President or his designee to the Vice President of Human Resources or his designated representative within five (5) work days of the Supervisors Step 2 answer, who shall then docket the grievance for consideration at the next scheduled grievance meeting. The International Union Representative may attend this Step 3 grievance meeting.

     The Vice President of Human Resources or his/her designated representative will give an answer to the grievance in writing to the President of the Union or his/her designee within five (5) work days after the above next scheduled grievance meeting.

Section 4.2 - Arbitrations
(a) With respect to all provisions of Section 4.2 of this Article, if a grievance has not been settled satisfactorily in Step 3 of the grievance procedure, the Union shall have fifteen (15) work days in which to deliver to the Vice President of Human Resources, in writing, the notice of the Unions intention to submit such grievance to binding arbitration; otherwise, the grievance will be considered to have been finally settled on the basis of the Companys last answer.

(b) The Company and the Union agree that if the Union requests that a grievance be submitted to arbitration within the time limits specified above, the Company, within seven (7) work days of receipt of the notice of the Unions intention to submit, will join the Union in a letter asking the American Arbitration Association to appoint an Arbitrator pursuant to the usual Rules of the Association. The AAA shall submit a panel of seven (7) experienced impartial arbitrators, all of whom are members of the National Academy of Arbitrators.

(c) Only grievances as defined above may be submitted to arbitration. Arbitrations will be held at a mutually agreeable time and place. More than one (1) grievance may be presented by the Union at an arbitration hearing if both sides agree in advance to such, in writing. No arbitrator shall have the power to in any way add to, subtract from or modify, either directly or indirectly, any of the expressed terms of this Agreement. It is agreed that the decision and award of the Arbitrator shall be in all ways final and binding upon both parties.

(d) In discharge cases, the Arbitrator shall have the power to determine that the discharge was for cause, not for cause, or that a lesser penalty should be imposed if the Company has been shown to be arbitrary and/or capricious.

(e) It is agreed that the arbitrators expenses and fees, and room rental charges thus incurred by such arbitration shall be borne by the party against whom the decision is made.

(f) All time limits herein may be extended, but only by the parties in writing, signed by the President of the Union and the Vice-President of Human Resources.

Section 4.3 - Information
The Company will provide the local Union with access to information that is relevant and necessary for the Union to process a grievance, including attendance records and disciplinary records; provided that such information is readily accessible to the Company.

Section 4.4 - Third Step Grievance Meetings
Third Step Grievance meetings will be held the first and third Thursdays of each month when there are open grievances to discuss, unless otherwise rescheduled. When there are no open grievances, these meetings will be held only when mutually agreed to by the Company and the Union.

ARTICLE 5
SENIORITY, LAYOFFS, RECALLS, TRANSFERS AND SHIFT PREFERENCE

Section 5.1 - Determination of Seniority
Seniority shall be determined by the last hiring date of each employee.

(a)  For all employees hired on 10/28/98 or before, in the event more than one
     (1) employee is hired on the same date, they shall be ranked for seniority purposes alphabetically (Example: A is more senior than Z).

(b)  For all employees hired on 10/29/98 or after, in the event more than one
     (1) employee is hired on the same date, seniority ranking shall be determined by the last four (4) digits of the employees Social Security numbers, the lowest number having greatest seniority (Example: 0013 is more senior than 1052).

Section 5.2 - Probationary Employees
An employee is a probationary employee without seniority during the first ninety
(90) calendar days worked of his/her employment. Retention of a probationary employee shall be entirely within the discretion of the Company and not subject to review through the grievance procedure. If a probationary employee is retained by the Company beyond the probationary period, such employee shall then be a regular employee and shall receive seniority credit from the original date of hire. Additional probationary time may be granted based on mutual agreement between the Company and the Union.

The Company agrees to maintain a new hire orientation program that will include an opportunity for the local Union to review orientation material related to Union membership.

Section 5.3 - Definition and Application of Seniority
The parties recognize that seniority is an important consideration in the matter of layoffs, recalls, promotions, job bidding, temporary transfers and shift preference. The application of seniority shall, in all instances, be by plant wide seniority. It is understood that seniority alone shall not entitle an employee to any job which he/she is not able to perform in a normal and average manner as determined by the Company, consistent with all provisions of this Agreement.

          (a) Skilled trades employees are not subject to this section. The Definition and Application of Skilled Trades Seniority will be handled in accordance with the seniority provisions of the Skilled Trades Supplement.

Section 5.4 - Loss of Seniority
An employee's seniority shall terminate upon the occurrence of any of the following:

(a)  The employee quits or retires.

(b)  The employee is discharged for cause.

(c) The employee is absent from work for three (3) consecutive working days without properly notifying the Company.

(d) The employee fails to notify the company of his/her intention to return to workfrom layoff within three (3) days after receiving notice of recall, or fails to return to work when scheduled by the Company. Notice of recall is deemed to have been received upon delivery of written certified mail notice to the employee's address as shown on the records of the Company.

(e) The employee is laid off for a continuous period of two (2) years, or if seniority is less than two (2) years, for the amount of time equal to his/her seniority.

(f) The employee is unable to work because of physical disability for a continuous period of four (4) years, or if seniority is less than four (4) years, for the amount of time equal to his or her seniority.

Section 5.5 - Layoff Procedure
A layoff is a direction to not report for work for a period of five (5) or more consecutive work days. Temporary work interruptions of up to five (5) work days due to acts of God or other circumstances beyond the Companys control, are not subject to Article 5. Employees will be given twenty-four (24) hours notice of layoff. Layoffs shall be applied in the following manner:

(a)  All probationary employees shall be the first to be laid off.

(b) Seniority employees shall be laid off on a departmental basis, by classification, in accordance with plant-wide seniority. A seniority employee affected by layoff shall have the following options:

(1) Exercise his/her seniority to displace the least senior employee in the classification on any shift.

(2) Exercise his/her seniority to displace the least senior employee in another classification on any shift.

(3)  Fill an open job.

(4)  Exercise his/her seniority to take a voluntary layoff.

(c) An employee with an established medical restriction who is physically incapable of performing any work identified above will displace the least senior employee in the plant whose work he/she is physically capable of performing.

(d)  Disciplinary layoffs are not subject to this Article.

(e) Skilled Trades employee layoffs are not subject to this section. The layoff of Skilled Trades employees will be handled under the layoff provision(s) of the Skilled Trades Supplement.

Section 5.6 - Voluntary Layoff

(a) In the event there is a lack of work which will result in a layoff of more than five (5) consecutive work days but not more than six (6) months, a seniority employee will have the option of exercising his/her seniority and electing to go on layoff for the duration of the lack of work or for a period of three (3) months.

(b) It is understood that the Company may deny a request for Voluntary Layoff, or recall an individual on Voluntary Layoff, if the skills of an individual are needed by the Company or in lieu of being required to train other employees.

(c) All employees on Voluntary Layoff will be recalled prior to hiring new employees. Employees on Voluntary Layoff will be entitled to the same benefits that they would be eligible for under a normal layoff.

(d) It is expressly understood that an employee on Voluntary Layoff will not be permitted to return to work to be replaced on layoff by another employee within three (3) months from the date of his/her layoff, except as determined by the Company.

(e) In cases where the layoff period is defined from the outset, if the length of that period is subsequently extended to a later date, higher seniority employees who are on Voluntary Layoff will be given the option to return to work and be replaced on layoff by the junior employee or remain on layoff for the duration of the extended period.

(f) In cases of indefinite layoff, higher seniority employees will be given the option to return to work after three (3) months.

(g) Nothing in the foregoing shall preclude the Company from recalling the employees prior to the expiration of the Definite layoff period outlined in
     Article 5, Section 5.6 above.

(h) When a higher seniority employee returns from Voluntary Layoff, he/she will be placed in their previously held classification and in the department that he/she had prior to the layoff, whenever practicable.

(i) Skilled Trades employees are not subject to this section. The Voluntary Layoff of Skilled Trades employees will be handled under the Voluntary Layoff provision of the Skilled Trades Supplement.

Section 5.7 - Temporary Transfer
When it is necessary to temporarily transfer an employee into another classification, the Company will, where practicable, seek to transfer the least senior employee capable of performing the work required. An employee who is temporarily transferred shall retain the right to return to his/her previous classification. Temporary transfers shall not last longer than ninety (90) calendar days, but a longer period may be mutually agreed to between the Company and the local Union.

Section 5.8 - Employees Transferred To Position Outside Of Bargaining Unit
An employee who has accepted a transfer from the bargaining unit to a position outside the bargaining unit shall not lose the bargaining unit seniority he/she has accumulated at the time of such transfer. An employee who accepts a position outside of the bargaining unit shall have the right to return to the bargaining unit and exercise his/her accumulated bargaining unit seniority, provided he/she does so within six (6) months from the date he/she left the bargaining unit. After six (6) months, an employee returning to the bargaining unit returns without his/her accumulated bargaining unit seniority, excluding the probationary period served.

Section 5.9 - Recall
Recall of laid off employees shall be conducted in accordance with plant wide seniority. Recall rights are conditioned on current address information being on file with the Company. It is the responsibility of the employee to provide and maintain current address information.

(a) Skilled Trades employee recalls are not subject to this section. The Recall of Skilled Trades employees will be handled under the Recall provision of the Skilled Trades Supplement.

Section 5.10 - Job Bidding
A job opening is defined as a vacancy within a department, in a classification and on a shift created either by an increase in the departments required staffing level or by a need to replace a terminated employee. If the vacancy is a first shift opening, the job opening will be posted plant wide. If the vacancy is a second or third shift opening, employees shall have the opportunity to exercise shift preference in accordance with Section 5.13. After shift preference is established, the job opening will be posted plant wide. Openings created as a result of employees filling initial job classification openings will not be posted unless the openings are first shift openings.

Management will establish and revise departmental staffing requirements based on operational requirements. Upon request from the Union, the Company will review departmental staffing requirements.

Job openings will be filled by the procedure outlined below:

(a) all job classification openings will be posted on bulletin boards provided by the Company.

(b) postings shall identify the job classification, the department in which the opening exists and the shift.

(c) job openings within a classification(s) shall be posted for a period of five (5) working days.

(d) applicants for a job classification opening shall follow the posting instructions and either complete a Company provided form or submit a cover letter and resume.

(e)  the most senior employee shall be awarded the job classification opening.

(f) the Company will make every reasonable effort to assign the successful bidder to the job within forty-five (45) days after the close of the bidding period. Based on operational needs, the Company and the employee may agree to extend the time period.

(g) employees awarded a job classification opening shall have thirty (30) days to demonstrate the skill and the ability to perform the necessary tasks associated with the classification. During this thirty (30) day qualifying period, the employee will be provided with job instructions and necessary orientation information. The Company and the Union may agree on a longer orientation period.

(h) the successful bidder(s) will be evaluated in the new department and classification prior to the expiration of the thirty (30) day qualifying period. If employee performance is unsatisfactory, the employee shall be disqualified. The employee and the Union will be advised in writing the reasons for the disqualification. The disqualified employee shall be assigned to his/her previous classification and shift based on his/her plant wide seniority. The employee shall not be eligible to use the job bid system for a period of one (1) year.

(i) any job classification opening(s) not filled through the bidding procedure may be filled by a new hire or filled in accordance with Section 5.5 - Layoff Procedure.

(j) employees must have one (1) year minimum seniority before being eligible to utilize the job bidding procedure.

(k) employees who exercise their seniority rights to move to an open job will waive their right to bid on another job posting for a one (1) year period counted from the date of job acceptance. An employee who is awarded a job through the job posting procedure will not be allowed to exercise his/her shift preference for a one (1) year period counted from the day of job acceptance.

(l) nothing herein will restrict the Company from filling a job by temporary transfer during the job posting process. When a temporary assignment is complete, the employee will return to his/her regular job.

(m) Skilled Trades employees are not subject to this section. Job Bidding within the Skilled Trades will be handled in accordance with the Job Bid provision(s) of the Skilled Trades Supplement.

Section 5.11 - Shift Balancing
The Company will determine the number of employees needed per shift. If the Company determines it is necessary to balance shifts within a department, the following procedure shall be followed:

(a) Shifts shall be balanced based on plant wide seniority within a classification and department.

(b) If the number of departmental positions is increased, the job bid procedure shall be used.

(c) If a departmental reduction in workforce is necessary, the number of employees will be reduced in accordance with Section 5.5 - Layoff Procedure.

(d) When a second or third shift opening in one department is created by an employee filling a posting in another department, employees shall be allowed to exercise shift preference in accordance with Section 5.13 - Shift Preference. After shift preference is established, the opening(s) will be filled by a new hire(s) or in accordance with Section 5.5 - Layoff Procedure.

(e) Skilled Trades employees are not subject to this section. The Shift Balancing of Skilled Trades employees will be handled under the Shift Balancing provision(s) of the Skilled Trades Supplement.

Section 5.12 - Seniority Lists
Each January and July, the Company shall post a seniority list of employees covered by this Agreement in the main departments of the plant. A copy of the seniority list will be given to the Union President and Financial Secretary.

(a) The Financial Secretary will be given a monthly update of employees hired and terminated during the period.

Section 5.13 - Shift Preference
In making shift assignments, the Company will determine the number of employees needed per shift and then will assign employees to the shift of their preference, within their classification and within their department in accordance with seniority.

(a) When an employee with sufficient seniority wishes to work on another shift in his classification, in his department:

(1) The senior employee will make application with his supervisor in writing, on a form provided by the Company, no later than the end of his shift Tuesday of the week preceding the shift change. A copy will be given to the employee.

(2) The senior employee will bump the least senior employee on the desired shift within his classification and department.

(3) The displaced employee may stay in his classification and change shift to replace the employee who exercised shift preference or bump the lowest seniority person in the department to remain on the same shift.

(4) If the displaced employee bumps the least senior employee in the department on that shift, then the least senior employee will replace the first employee exercising shift preference.

(b) The shift change shall begin on the first regular work day of the week following the week the application was made.

(c) An employee being bumped must be notified of his/her impending shift change no later than the beginning of the shift Friday of the week the application was made.

(d) An employee who has exercised his right to a shift preference shall not be allowed to reapply for a period of one (1) year, unless he is displaced by another employee under the Lay Off Procedure.

(e) An employee may exchange shifts with another employee if the supervisor(s) involved agree to the exchange. A shift exchange may last no longer than two weeks and such exchange must start at the beginning of the work week. Shift exchanges of less than one (1) week may be permitted but will not involve shift premium eligibility.

(f) Skilled Trades employees are not subject to this section. The shift preference of Skilled Trades employees will be handled under the Shift Preference provision(s) of the Skilled Trades Supplement.

ARTICLE 6
HOURS OF WORK AND OVERTIME

Section 6.1 - Work Day and Work Week

A standard eight (8) hour work day shall consist of seven and one-half (7-1/2) hours of paid work time and one-half (1/2) hour of unpaid lunch time within a twenty-four (24) hour consecutive period commencing with the employees starting time of the first regular shift of the work week.

A standard forty (40) hour work week shall consist of five (5) consecutive work days and include thirty-seven and one-half (37-1/2) hours of paid work time and two and one-half (2-1/2) hours of unpaid lunch time.

Nothing herein shall be the claimed basis of any guarantee of any kind of hours of work in any day or any week.

Section 6.2 - Shift Schedules
A normal work schedule shall consist of the following shift schedules:

Day Shift (1st Shift) - The shift which starts closest to 7:00 a.m.

Afternoon Shift (2nd Shift) - The shift which starts closest to 3:00 p.m.

Night Shift (3rd Shift) - The shift which starts closest to 11:00 p.m.

The determination of the starting time of the work week and the daily and weekly work schedules shall be made by the Company and such schedules may be changed based on operational requirements.

Section 6.3 - Pay Policy
Employees covered by this Article will be paid as follows:

Straight Time
(a) Straight time shall be paid for the first eight (8) hours worked in any continuous twenty-four (24) hour period beginning with the starting time of the employees shift.

Time and One-Half
(a) Time and one-half shall be paid for all hours worked in excess of eight (8) hours per day in any continuous twenty-four (24) hour period beginning with the starting time of the employees shift.

(b) Time and one-half shall be paid for all hours worked on a shift starting after 8:59 p.m. on Friday but before 9:00 p.m. on Saturday.

Double Time
(a) Double time shall be paid for all hours worked on a shift starting after 8:59 p.m. on Saturday but before 8:00 p.m. on Sunday.

(b) An exception to (a) above will be 2nd shift employees whose Saturday shift extends beyond eight (8) hours. He/She will be paid at double time for all Sunday hours worked on such an extended shift.

(c)  Double time shall be paid for the hours worked on specified holidays.

Section 6.4 - No Pyramiding
There shall be no pyramiding of overtime premiums; that is, the same hours shall not be used more than once as a basis for computing overtime and premium pay.

Section 6.5 - Call-In Pay
Any employee called to work or permitted to come to work, without having been notified that there will be no work, shall receive four (4) hours pay at his/her base rate, in lieu of work, except in case of labor disputes or where notice is not readily achievable or where there are other conditions beyond the control of the Company.

Section 6.6 - Medical Time
An employee will be paid for authorized time spent in the plant medical department during his scheduled working time and for any authorized time an employee spends during his scheduled workday in any medical facility as scheduled by the Company in connection with a covered workers compensation condition.

Section 6.7 - Overtime Requirements
(a) It is understood that all employees may be required to work overtime with the following exceptions.

(1) every employee will have the opportunity to have at least one weekend per fiscal month off. A weekend shall include Saturday and Sunday.

(2) in addition to one weekend per fiscal month off, every employee shall have the opportunity for one additional Sunday per fiscal month off.

(3) all contractual holidays are voluntary and when a holiday occurs on a Friday or Monday, the full weekend shall be voluntary and the employee will still have the opportunity to have a full weekend off within the fiscal month.

(4) an employee who schedules a full vacation week which includes the weekend before and after the full vacation week, will still have the opportunity to have a full weekend off within the fiscal month.

(b) Management will make every reasonable effort to offer overtime work as equally as practicable among seniority employees within a classification, in the department and on the shift where overtime is required. Where possible and practicable, Management will first attempt to satisfy overtime requirements from among those performing the work in the classification(s), in the department and on the shift and then from volunteers within the classification(s) in the department and on the shift where overtime is required. Volunteers from other departments will be considered provided they are able to do the work required in a normal and average manner.

(c) Where the Company is unable to satisfy its needs under the foregoing procedure, the most junior employee(s) in the classification, department and shift will be required to accept the overtime assignment.

Section 6.8 - Overtime Scheduling
Overtime will be scheduled based on the Companys operational requirements. Every reasonable effort will be made to schedule foreseeable weekend overtime requirements by the end of the business day on Wednesday.

Section 6.9 - Breaks and Wash-Up Time
All employees will be entitled to only two (2) paid breaks during the course of each shift. A twelve-minute break will be scheduled for each employee in the first half of the shift and a twelve-minute break will be scheduled for each employee in the last-half of the shift.

All employees will be entitled to a scheduled, thirty-minute unpaid lunch period during each shift. All employees will be entitled to a paid six-minute clean-up period. This clean-up period will be optional and must be taken after the completion of their scheduled work shift.

With the exception of these scheduled work breaks and lunch periods, employees are expected to be at work or at their assigned work stations and available for work. During scheduled work time, employees who need to leave their work area for any reason not associated with their work assignment must first receive permission from their supervisor or area manager.

Section 6.10 - Make-up Lost Work Time
Employees may be permitted to make up occasional, incidental lost work time as long as the make-up time is pre-approved by the employees supervisor. Such approval shall not be arbitrarily or capriciously withheld.

ARTICLE 7
JOB CLASSIFICATIONS AND WAGE STRUCTURE

Section 7.1 - Job Classifications

(a) A current bargaining unit employees job will fall into one (1) of three (3) job classifications.

     (1) Production
     (2) Support
     (3) Skilled Trades


(b) The Production classification will include all assignments that have a responsibility for manufacturing processes and direct responsibilities for product delivery.

Responsibilities and associated assignments that are within the Production classification include:

(1)  Machining operations
(2)  Assembly operations
(3)  Heat treat operations
(4)  Kitting operations
(5)  Gage setting operations
(6)  Quality Assurance
(7)  Correction
(8)  Inspection
(9)  Magnetic Particle and Nital Etch
(10) Gage Repair
(11) Tool Inspection
(12) SPC Technician
(13) Shipping
(14) Main Gear Lab
(15) Satellite Gear Labs
(16) DEA
(17) Green Test
(18) Other Similar positions

(c) The Support classification will include all assignments that have a responsibility for providing support and/or services to the Production classification.

Responsibilities and associated assignments that are within the Support classification include:
(1)  Tool Crib
(2)  Maintenance Crib
(3)  Receiving
(4)  Waste Handlers
(5)  Shipping Clerk
(6)  Material Handlers
(7)  Chip Room
(8)  Maintenance Planner
(9)  Product Engineering Technician
(10) Manufacturing Engineering Technicians
(11) Other Similar positions

(d) The Skilled Trades classification will include all assignments that have a responsibility for maintaining plant and/or equipment. The Skilled Trades classification will require the completion of a formal apprenticeship program or provable technical ability satisfactory to the Company.

Responsibilities and associated assignments within the Skilled Trades classification that are apprenticeable or require provable technical ability satisfactory to the Company include:

(1)  Machine Repair
(2)  Pyro Technician
(3)  Construction Electrician
(4)  Utility Maintenance
(5)  Facility Maintenance
(6)  Toolmaker

Responsibilities and associated assignments within the Skilled Trades classification that are not apprenticeable but may require some specialized skill training acceptable to the Company include:

(1)  Hoist Inspection
(2)  Truck Repair
(3)  Welding
(4)  Building Inspector
(5)  Cutter Grind
(6)  Met Lab Technician

Section 7.2 - Departmental Structure
Employees shall be assigned to one of the following departments:

DepartmentDepartment No.
(1)  Manufacturing Engineering     8
(2)  Plant Services                21
(3)  Facilities - Chip Room        25
(4)  Product Engineering           27
(5)  1" - 12"                      43
(6)  Tool Crib                     53
(7)  Heat Treat                    62
(8)  Finishing                     79
(9)  Quality Assurance             82
(10) Tool Room                     86
(11) Assembly (Includes Shipping, Shipping Clerk, Receiving and Material
Handlers)           94
(12) 12+ (Cutter Grind)            95
(13) Shaft/Bevel (Cutter Grind)    96
(14) Non Gear (Cutter Grind)       98

The Quality Assurance Department shall include the following assignments: gage repair, gage setting, tool inspection, bench inspection, heat treat inspection, magnetic particle and nital etch, SPC technician, and main gear lab.

The Finishing Department shall include the following assignments: internal grinders, external grinders, hard turn, correction, Brown & Sharpe, red line, and gear grind.

Section 7.3 - Skill Based Pay
(a) Employees within one of the three job classifications may have varying skill levels and will be paid for such skill levels within the pay scale for each classification. As an employee acquires more skills, he/she will have the opportunity to earn a higher rate of pay.

(b) New employees will be hired at a new hire rate and after successfully completing a ninety (90) day probationary period will receive a probationary increase and will be placed into a progression pay scale.

(c) Probationary employees will be evaluated at thirty (30) day and seventy-five (75) day intervals. If the Company determines the probationary period is unsatisfactory, the employee will be terminated without recourse to the grievance procedure.

(d) Employees in the progression pay scale will receive incremental increases of $ .25 per hour every six months from the date of entry into the progression pay scale until the employees level of pay has reached $12.60 per hour.

(e) Upon completion of forty-five (45) months of service from the date of hire, Production, Support, and Non-Apprenticeable Skilled Trades progression employees will be slotted, by the Company, in Pay Tier I. Employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher pay tiers based on demonstrated skills and abilities.

(f) Upon completion of the apprenticeship program, Apprenticeable Skilled Trades progression employees will be slotted, by the Company, in Pay Tier II.

     Apprenticeable employees slotted in Pay Tier II must remain in Pay Tier II for twelve months from their date of placement in Pay Tier II and will then be eligible to be slotted in the higher pay tiers based on skill.

(g) Upon completion of fifty-one (51) months of service from the date of hire, employees will be slotted in one (1) of three (3) skill based pay tiers consistent with their demonstrated skill level. Opportunities for progression through a classifications skill based pay tiers will be dependent upon performance, operational necessity, customer requirements and the availability of training resources as determined by the Company.

(h) In order to encourage the acquisition of additional skills, the Company will make every reasonable effort to maximize the training opportunities for all employees.

(i) An employees rate of pay within the pay scale for each classification will be based on a blend of skill and effort. Newer employees will have their wages based primarily on seniority while learning the requirements of their job assignment(s). As an employee ascends through the rate range the emphasis on skill will increase.

(j) Once an employee has been placed in the skill-based pay tier system, the employees skill-based pay will be reviewed annually on the ratification date of this Agreement. If the employee, as determined by the Company, has earned a higher pay tier based upon his/her skill development, his/her pay will be adjusted at this time.

Section 7.4 - Hire in Pay
In cases where a prospective new hire has proven, documentable on-the-job experience on types of equipment and processes used at Fairfield and demonstrates this experience during the probationary period, the Company may adjust the hire-in-pay upward to compensate for this experience.

Section 7.5 - Transfer to Lower Pay Tier
If an employee bids to a lower skill pay tier classification, his/her compensation will be based on that specific pay tier plus one (1) pay tier higher, adjusted once each year on the ratification date of this Agreement. Should an employee become unable or unwilling to continue to perform at the skill level on which his/her compensation is based, his/her pay will be adjusted immediately to reflect such performance.

Section 7.6 - Performance Pay
If an employee does not demonstrate the continuous effort and ability necessary for successful job performance, $1.00 per hour may be taken away prospectively by the decision of the Company. This decision will be based upon the employees on-line job performance data, as well as observable changes in the employees on-the-job effort. When an employees job performance reaches the point where such loss of effort pay may be necessary, the following steps will be taken:

Step 1
The employees Area Manager will verbally notify the employee that his/her job performance has been unsatisfactory and that if the performance situation is not corrected, it could result in the loss of $1.00 per hour. The Area Manager will also notify the Area Steward of the situation.

Step 2
If immediate and substantial performance improvement is not noted, a meeting will be held with the employee, the Area Steward, the Area Committeeperson, the Area Manager and the Vice President Human Resources or his/her designee to review the employees unsatisfactory job performance situation. The purpose of this meeting is to develop a corrective action plan that the employee will implement immediately. A written warning will be issued to the employee at this point.

Step 3
If the unsatisfactory job performance is not corrected within five (5) work days of the meeting in Step 2, the Area Manager will notify the Area Steward, the Area Committeeperson, the employee and the Vice President Human Resources or his/her designee of his/her decision to withhold $1.00 per hour pay.

Step 4
Once a loss-of-pay decision has been made by the Company, it will be in effect for thirty (30) calendar days. During the thirty (30) day period, the employee will be required to submit a written statement of his/her intentions concerning corrective action that he/she intends to take.

Following submission of his/her written statement, there must be a sustained period of at least ten work days during which job performance improvement is noted by the Company in order for the $1.00 per hour effort pay to be restored. Failure to demonstrate to the Company immediate and substantial job performance improvement will result in termination of employment.

This job performance corrective action procedure, consistent with Article 9; Disciplinary Action, recognizes the joint responsibilities of both the Company and the Union to encourage and maintain satisfactory employee job performance.

Section 7.7 - Pay Scales
The Pay Scales are as follows:

(a)  Probationary and Progression Pay Scale - See Page 50 & 51
(b)  Production/Support Pay Scale  See Page 50 & 51

(c)  Skilled Trades Pay Scale  See Page 96, 97, &  98

(d) During the term of this agreement, the following wage structure will apply:

Year 1
(a) Effective 10-29-98, all employees currently in one of the Skill-Based Pay Tiers in either the Production, Support or Apprenticeable Skilled Trades classifications shall receive a 3.0% general wage increase to be applied to the Pay Tier maximum amount currently in effect. All employees in the non-apprenticeable Skilled Trades shall receive $0.25 per hour less than apprenticeable Skilled Trades.

(b) The rate of each progression pay tier will be increased by $0.10 as of the effective date of the agreement, so that the new hire rate will be $10.10 and the following progression pay rates will be $11.10, $11.35, $11.60, $11.85, $12.10, $12.35, $12.60.

(c) Effective 10-29-98, all employees currently in the Progression Pay Tier under the Production or Support classification who have completed twenty-seven (27) months or more of service from their date of hire will be slotted in Pay Tier I at the new Pay Tier maximum of $13.49 per hour. Progression employees who have completed twenty-seven (27) months or more of service who are slotted in Pay Tier I must remain in Pay Tier I until completing thirty-nine (39) months of service from their date of hire. Upon completion of thirty-nine months of service, the employee(s) will be eligible to be slotted in the higher Pay Tiers based on skill.

(d) Effective 10-29-98, all non-apprenticeable employees currently in the Progression Pay Tier under the Skilled Trades classification who have completed twenty-seven (27) months or more of service from their date of hire will be slotted in Pay Tier I at the new Pay Tier maximum of $15.30 per hour. Non-apprenticeable progression employees who have completed twenty-seven (27) months or more of service who are slotted in Pay Tier I must remain in Pay Tier I until completing thirty-nine (39) months of service from their date of hire. Upon completion of thirty-nine (39) months of service, the employee(s) will then be eligible to be slotted in the higher pay tiers based on skill.

(e) Effective 10-29-98, all apprenticeable employees currently in the Progression Pay Tier under the Skilled Trades classification will be slotted in Pay Tier II at the new Pay Tier maximum of $16.58 per hour following the completion of the apprenticeship program. Apprenticeable progression employees slotted in Pay Tier II must remain in Pay Tier II until completing thirty-nine (39) months of service from their date of hire. Upon completion of thirty-nine (39) months of service, the employee(s) will then be eligible to be slotted in the higher pay tiers based on skill.

(f) Effective 10-29-98, all employees currently in the Progression Pay Tier under the Production or Support classification who have completed less than twenty-seven (27) months of service from their date of hire will remain in the current Progression Pay Tier and will be slotted in Skill-Based Pay Tier I upon completion of forty-five (45) months of service. Progression employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher Pay Tiers based on skill.

(g) Effective 10-29-98, all employees currently in the Progression Pay Tier under the Skilled Trades classification who have completed less than twenty-seven (27) months of service from their date of hire will remain in the current Progression Pay Tier. Non-apprenticeable Skilled Trades employees will be slotted in Skill Based Pay Tier I upon completion of forty-five (45) months of service. Non-apprenticeable progression employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher pay tiers based on skill.

(h) Effective 10-29-98, all employees currently in the Progression Pay Tier under the Skilled Trades classification who have completed less than twenty-seven (27) months of service from their date of hire will remain in the current Progression Pay Tier. Apprenticeable Skilled Trades employees will be slotted in Pay Tier II following the completion of the apprenticeship program. Apprenticeable progression employees slotted in Pay Tier II must remain in Pay Tier II for twelve (12) months from their date of placement in Pay Tier II and will then be eligible to be slotted in the higher pay tiers based on skill.

Year 2
(a) Effective 10-29-99, all employees in one of the Skill-Based Pay Tiers in either the Production, Support or Apprenticeable Skilled Trades classifications shall receive a 3.0% general wage increase to be applied to the Pay Tier maximum amount then in effect. All employees in the non-apprenticeable Skilled Trades shall receive $0.25 per hour less than apprenticeable Skilled Trades.

(b) Effective 10-29-99, all employees in the Progression Pay Tier under the Production or Support classification will be slotted in Pay Tier I at the new Pay Tier maximum of $13.89 per hour upon completion of forty-five (45) months of service. Progression employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher Pay Tiers based on skill.

(c) Effective 10-29-99, all non-apprenticeable employees in the Progression Pay Tier under the Skilled Trades classification will be slotted in Pay Tier I at the new Pay Tier maximum of $15.77 per hour upon completion of forty-five (45) months of service. Non-apprenticeable progression employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher pay tiers based on skill.

(d) Effective 10-29-99, all apprenticeable employees in the Progression Pay Tier under the Skilled Trades classification will be slotted in Pay Tier II at the new Pay Tier maximum of $17.08 per hour following the completion of the apprenticeship program. Apprenticeable progression employees slotted in Pay Tier II must remain in Pay Tier II for twelve (12) months from their date of placement in Pay Tier II and will then be eligible to be slotted in the higher pay tiers based on skill.

Year 3
(a) Effective 10-29-2000, all employees in one of the Skill-Based Pay Tiers in either the Production, Support or Apprenticeable Skilled Trades classifications shall receive a 3.0% general wage increase to be applied to the Pay Tier maximum amount then in effect. All employees in the non-apprenticeable Skilled Trades shall receive $0.25 per hour less than apprenticeable Skilled Trades.

(b) Effective 10-29-2000, all employees in the Progression Pay Tier under the Production or Support classification will be slotted in Pay Tier I at the new Pay Tier maximum of $14.31 per hour upon completion of forty-five (45) months of service. Progression employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher Pay Tiers based on skill.

(c) Effective 10-29-2000, all non-apprenticeable employees in the Progression Pay Tier under the Skilled Trades classification will be slotted in Pay Tier I at the new Pay Tier maximum of $16.25 per hour upon completion of forty-five (45) months of service. Non-apprenticeable progression employees slotted in Pay Tier I must remain in Pay Tier I for six (6) months from their date of placement in Pay Tier I and will then be eligible to be slotted in the higher pay tiers based on skill.

(d) Effective 10-29-2000, all apprenticeable employees in the Progression Pay Tier under the Skilled Trades classification will be slotted in Pay Tier II at the new Pay Tier maximum of $17.59 per hour following the completion of the apprenticeship program. Apprenticeable progression employees slotted in Pay Tier II must remain in Pay Tier II for twelve (12) months from their date of placement in Pay Tier II and will then be eligible to be slotted in the higher pay tiers based on skill.

Section 7.8 - Shift Premium
(a) Effective 10-29-98, all employees working second and third shift who are currently receiving a shift premium of $0.35 per hour or more will continue to receive the shift premium in effect at the time of ratification.

(b) Effective 10-29-98, all other employees working second or third shift will receive $0.35 per hour shift premium.

Section 7.9 - Skill-Based Pay Tier Slotting
Once each year, on the ratification date of this Agreement, employees in the skill-based pay tiers will have their skill-based pay tier slotting reviewed.

The following definitions have been developed to assist in the pay tier slotting process.

Setup:
Process of correctly removing, installing, securing, and adjusting the necessary fixtures, tools, and parts on a machine in order to perform a necessary process or operation.

Development:
Make the necessary machine adjustments, machine settings, and any other adjustments to machines, tools, fixtures, and parts in order to produce the part per print, routing, or other specifications required by the customer; based on skill/knowledge, primarily as a result of experience in the process.

Production classifications are divided into primary and secondary processes/procedures identified below.

Primary Processes
Turning
Internal Grind
External Grind
Gear Cutting
     Hob
     Shave
     Shape
     Hone
     Gear Grind
     Bevel
     Lap & Test
Drill/Mill
Machine Centers
Assembly
     Custom Assemblies
     Torque Hub Assemblies (all models - both small (Series 1 & 3) and large torque hub units)
     Paint Booth
Broach
Magnaglo-Nital Etch (Certified)
Heat Treat
     Autoline
     Roller Hearth
     Rotary Hardening
     Carburizing
     Nitride
     Induction
Redin/Brush
Cross/Rounders
Quality Assurance
Other Similar Processes

Secondary Processes
Assembly
     Kit/Pull or UPS
     Sub-Assembly Bench
     Torque Hub (Only small (series 1 & 3) torque hub units)
Wash
Blast
Brown & Sharpe
Saws
Miscellaneous Heat Treat
Anneal
Shot Peen
Vibratory Deburr
File Bench
Magnaglo/Nital Etch (Not Certified)
Etch Bench
Shipping
Red Line
Other Similar Processes

Section 7.10 - Additional Pay
(a) Employees in the Production Pay Scale will have the following opportunities for additional pay:

(1) An employee who willingly accepts job responsibilities that go beyond his/her normal duties (i.e. process troubleshooting, resolving complex technical or quality issues; active in evaluation and improvement of current processes and procedures; thorough knowledge of inspection procedures and ability to perform a variety of inspection checks; select tooling when incorrect tooling is specified or no tooling is identified; plan; solve difficult set-up and development problems where there are no written procedures or instructions; schedule, etc.) may be eligible to be selected by the Company as an Area Coordinator and become eligible for a minimum of $ .25 per hour and up to $ 1.00 per hour in additional pay based on demonstrated skill and ability. Area Coordinator positions are not subject to the job posting requirements of Article 5. It is understood that Area Coordinators will not have any involvement in hiring, discharging, disciplining or any other traditional supervisory function.

(2) An employee who agrees to accept an assignment on the second or third shift when his/her seniority would entitle him/her to a first shift assignment, will be eligible for $0.50 per hour shift premium pay for all hours worked on the second or third shift.

(b) Employees in the Support Pay Scale will have the following opportunities for additional pay:

(1) An employee who willingly accepts job responsibilities that go beyond his/her normal duties (i.e. scheduling, planning, process troubleshooting, etc.) may be eligible to be selected by the Company as an Area Coordinator and become eligible for a minimum of $0.25 per hour and up to $1.00 per hour in additional pay based on demonstrated skill and ability. Area Coordinator positions are not subject to the job posting requirements of
     Article 5. It is understood that Area Coordinators will not have any involvement in hiring, discharging, disciplining or any other traditional supervisory function.

(2) An employee in the Support category who demonstrates a proficiency in at least three (3) Support functions may be eligible to be selected by the Company as an Area Specialist and become eligible for an additional $1.00 per hour.

(3) An employee who agrees to accept an assignment on the second or third shift when his/her seniority would entitle him/her to a first shift assignment, will be eligible for $0.50 per hour shift premium pay for all hours worked on the second or third shift.

(c) Employees in the Skilled Trades Pay Scale will have the following opportunities for additional pay:

(1) An employee who willingly accepts job responsibilities that go beyond his/her normal duties (i.e. scheduling, planning, etc.) may be eligible to be selected by the Company as an Area Coordinator and become eligible for a minimum of $0.25 per hour and up to $1.00 per hour in additional pay based on demonstrated skill and ability. Area Coordinator positions are not subject to the job posting requirements of Article 5. It is understood that Area Coordinators will not have any involvement in hiring, discharging, disciplining or any other traditional supervisory function.

(2) An employee who agrees to accept an assignment on the second or third shift when his/her seniority would entitle him/her to a first shift assignment, will be eligible for $0.50 per hour shift premium pay for all hours worked on the second or third shift.

Section 7.11 - Training
(a) Hands-on training may periodically involve the use of bargaining-unit employees who have demonstrated the necessary technical and communication skills to be effective in training other employees. The selection of bargaining-unit employees to assist in training activities will be made by Company training representatives who will consider input from department employees.

(b) Seniority employees in the Production, Support and Skilled Trades classifications who are selected by the Company to serve as designated on-the-job trainers shall be eligible to receive additional Area Specialist-Trainer pay of from $0.50 per hour to $1.00 per hour.

(c) The formal training program will strive to be comprehensive and current enough to meet constantly changing technology and customer requirements in order to insure Fairfields ability to compete.

(d) A record of each employees training history, established skills and any additional, assigned job responsibilities will be maintained. The Human Resources department will be responsible for the creation and maintenance of these records.

Section 7.12 - Employee Movement Within Classification
Employee movement within a classification will not be done in an arbitrary or capricious manner.

Section 7.13 - Rights of Management
Nothing herein should suggest or imply to any degree whatsoever that both interim and final job descriptions, job evaluations and employee evaluations under this job classification and wage structure are to any degree subject to mutual agreement. The Company will continue to exercise its rights of management in the creation, revision and articulation of same in its sole discretion. However, the Company will supply copies of final descriptions and evaluations as noted above to the Union within a reasonable period of time following the Unions request.

Progression Pay Tier (Maximums)

New Hire Rate - 90 Day Probation
$10.10

Probationary Increase effective first of the month following probation (4-9 months)
$11.10

6 month progression increase
(10-15 months)
$11.35

6 month progress increase
(16-21 months)
$11.60

6 month progression increase
(22-27 months)
$11.85

6 month progression increase
(28-33 months)
$12.10

6 month progression increase
(34-39 months)
$12.35

6 month progression increase
(40-45 months)
$12.60

Slotted in Pay Tier I
(46-51 months)
Year 1 - $13.49
Year 2 - $13.89
Year 3 - $14.31


Slotted in Pay Tier II, Pay Tier III, or Pay Tier IV based on skill
52 months


Skill - Based Pay Tier/Production - Support Classifications

Tier I
Progression employees placed in Pay Tier I upon completion of forty-five
(45) months of service.

Year 1 - $ 13.49
Year 2 - $ 13.89
Year 3 - $ 14.31

Tier II
Successfully SETUP AND DEVELOP:
  machines within a single secondary production process.

                         Or

Successfully  OPERATE:
  the majority of the different types of machines within a single primary or secondary production process.

                         Or

    Successfully perform one secondary assembly process.

                         Or
Successfully perform activities characterized by the following skills/requirements:

    General math skills required.

    Most responsibilities are performing repetitive tasks.

    Must follow instructions, with attention to details required.

    Precision (.0001 & .001) measurement skills required.
                      Or
    Certified Waste Handler

Year 1 - $ 14.52
Year 2 - $ 14.96
Year 3 - $ 15.41

Tier III
Successfully SETUP AND DEVELOP:
    machines within a single primary production process, or machines within multiple (different) secondary production processes.
                                      Or
Successfully SETUP (Change Tools Only - No Development) AND OPERATE:
    the majority of the different types of machines within multiple primary or multiple secondary production processes.
                                       Or

    Successfully assemble the majority of the different types of units/products within one primary assembly process.

                                       Or

    Successfully setup, develop, and operate the paint process.
                                      Or
    Successfully perform all secondary assembly processes.
                                      Or
    Some higher level math skills required.

    Most decisions made on part-by-part basis, but some decisions may impact multiple parts.

    High accuracy required in following procedures/processes.

    High precision required (.0001 & .001) in both setting/developing as well as measuring activities, with minimal margin of error allowed.

    External (customer, government, etc.) contacts.

Year 1 - $ 15.55
Year 2 - $ 16.02
Year 3 - $ 16.50

Tier IV
Successfully SETUP AND DEVELOP:
    machines within multiple (different) primary production processes, or the majority of the different types of machines within a single primary production process.
                          Or
 Successfully SETUP AND DEVELOP:
    one type of primary production process
                 AND OPERATE:
    the majority of the different types of machines within multiple primary production processes.
                         Or
    Successfully assemble the majority of the different types of units/products within multiple primary assembly processes.
                        Or
    Successfully paint and assemble the majority of the different types of units/products within one primary assembly process.

                        Or
Successfully perform activities characterized by the following skill/requirements:
    Complex math (trigonometry, etc.).
    Most decisions impact multiple parts rather than single parts.
    Develop, rather than follow.
    Highest level of precision required (.0001's or less), smallest margin of error allowed.
    Decision making based upon external (customer, government, etc.)
    requirements.
              Or
    Inspection/part certification activities characterized by signed certifications, warrants, frequent direct customer interaction, or skills in multiple (3 or more) inspection disciplines (certified Magnaglo- Nital Etch, Gear Lab, Tool Inspection).
              Or
Successful completion of certification examinations, calibrates instrument and equipment, part programming of CNC inspection equipment.

Year 1 - $ 16.58
Year 2 - $ 17.08
Year 3 - $ 17.59


ARTICLE 8
APPROVED ABSENCES

Section 8.1 - Jury Duty
(a) An employee, with seniority, who is legally summoned and reports for jury duty as prescribed by applicable law, shall be excused for such jury duty on days which he/she otherwise would have been scheduled to work. The Company will pay the employee the difference between eight (8) hours pay at his regular straight time hourly rate (excluding shift premium and overtime premium pay) and the amount which he received for his service (not including travel allowances or reimbursement of expenses).

(b) The company's obligation to pay an employee for jury duty is limited to a maximum of one hundred (100) regularly scheduled work days in any calendar year.

(c) In order to receive payment, an employee must give the Company prior notice that he/she has been summoned for jury duty and must furnish satisfactory evidence that he/she reported for or performed jury duty on the days for which jury duty pay is claimed.

(d) The above provisions of this section are not applicable to an employee who, without being summoned, volunteers for jury duty.

Section 8.2 - Bereavement
(a) When a death occurs in an employee's immediate family, he/she, on request, will be excused for any three (3) normally scheduled days of work (or for such fewer days an employee may be absent) to attend the funeral, when such time is taken in the six-day period following the day that the death occurs.

(b) For purposes of this section, immediate family shall consist of: spouse son daughter mother father sister brother current father-in-laws current mother-in-law step-father step-mother step-son step-daughter

(c) In the case of death of an employee's grandmother, grandfather, granddaughter or grandson, the employee, on request, will be excused for any one (1) normally scheduled work day, with pay, to attend the funeral, provided that the employee can verify that the funeral was held on a normally scheduled work day and that he/she attended the funeral.

(d) Probationary employees will be allowed the time off from work, as provided in this section, but without pay.

(e) Saturdays, Sundays and holidays are excluded from bereavement coverage under this section. Bereavement pay shall be made at the employee's straight-time hourly rate exclusive of shift, overtime and any other premiums. In order to receive bereavement pay, the employee must verify that he/she attended the funeral.

Section 8.3 - Military Service
(a) Any employee who was drafted or who volunteered for service in the Armed Forces of the United States, prior to the execution of this Agreement, or who subsequently is drafted or volunteers for service in the Armed Forces, shall be entitled to be reemployed under the terms and provisions of the Uniformed Services Employment & Reemployment Rights Act and the Agreement, provided that such employee makes timely application for reemployment as required by the Uniformed Services Employment & Reemployment Rights Act.

(b) Employees subject to short-term military duty to satisfy Armed Forces Reserve or National Guard Requirements will be granted a leave of absence to meet their obligation.

Section 8.4 - Union Leave
(a) Any seniority employee who has been elected or appointed to a full-time position in the Union shall, if he/she requests in writing, be granted a leave of absence while in office. Such leave must be renewed each year. Not more than two (2) members shall be entitled at the same time to leave under this section. Members granted a leave under this section shall be returned to the employment status and rate of pay to which his/her seniority entitles them.

(b) An employee who has been elected or appointed to a position in the Union which requires his/her short-term, temporary absence from work may be granted a leave of absence at the discretion of the Vice President Human Resources or his/her designee. A request for a leave of absence under this paragraph must be made in writing and submitted to the Vice President Human Resources or his/her designee at least five (5) working days prior to the day the leave is to begin and must specify the dates and purpose of the requested leave. The leave will be without pay and no more than six (6) employees may be on leave under this paragraph at the same time.
     Exceptions to Section 8.4(b) may be considered based on the circumstances of the request.

Section 8.5 - Medical Leave
(a) An employee may be granted a medical leave of absence due to disability resulting from sickness or injury. Such leave must be approved by the employee's supervisor and the Vice President of Human Resources or his/her designee. Medical leaves may be granted to a maximum of four (4) years provided the leave is supported by medical justification acceptable to the Company.

(b) An employee returning from a medical leave in ninety (90) days or less shall be returned to his/her regular job. An employee returning to work from a medical leave of more than ninety (90) days may apply his/her seniority to displace less senior employees if he/she can perform the work in a normal and average manner. In such a situation, an employee would exercise his/her seniority in the following order:

(1)  the job held prior to going on medical leave

(2) a job within the department and on the shift where the employee worked before going on medical leave

(3)  a job on the shift that the employee worked before going on medical leave

(4)  a job within the plant

(c) Eligible employees will continue to be entitled to leaves under the Family and Medical Leave Act pursuant to the requirements of the Act and the Company's FMLA policy, as it may be modified from time to time.

ARTICLE 9
DISCIPLINARY ACTION

Section 9.1 - Representation
(a) When an employee is called into a meeting with Management representatives where disciplinary action is contemplated, the employee may ask for a Union representative to attend.

(b) When circumstances allow, an employee will be given an opportunity to respond to the charges involved before disciplinary action is taken.

(c) If, during the disciplinary process, an employee and his/her Union Representative request an opportunity to meet privately, such meeting request for a reasonable period of time will be granted, if practicable.

(d) Whether representation is requested or not, the appropriate Union Representative will be advised in writing within one (1) working day of the employees discipline unless the employee specifically requested that such notification not be taken.

Section 9.2 - Discipline Documentation
An employee who is discharged, suspended or otherwise disciplined, will be provided with a copy of such disciplinary documentation within three (3) working days of the action taken. The appropriate Union Representative will also be furnished with a copy of the disciplinary documentation.

Section 9.3 - Grievances
The filing of a grievance protesting disciplinary action shall follow the steps set out in the Grievance Procedure (Article 4).

Section 9.4 - Discipline Removal
When an employee receives disciplinary action that takes the form of a written warning, such written warning shall be removed from the employees record after one (1) year from the date of occurrence of such written warning provided the employee is not disciplined in any way for the same violation in the year following the written warning to be removed.

ARTICLE 10
HEALTH AND SAFETY

Section 10.1 - Sanitation and Safety Equipment
(a) The Company agrees to continue to provide and maintain adequate toilet facilities, washbowls and drinking fountains.

(b) The Company will provide the employees with safety equipment, supplies and training required by applicable law. The employees will use such equipment and supplies and follow all applicable safety procedures as required.

(c) The Company and the local Union recognize their mutual obligation to work to insure that all employees properly use and maintain facilities and equipment provided for their health and safety.

Section 10.2 - Safety Committee
The joint safety committee shall continue. The Company and the local Union shall each appoint four (4) representatives to serve on the safety committee at the discretion of the appointing party. The committee shall elect a Chairperson each year, alternating between Company and the Unions representatives.

The joint safety committee shall meet monthly. It shall be the function of the safety committee to review safety concerns brought to its attention and make recommendations to the Company concerning the correction of conditions that might affect the health and safety of employees. The Chairperson of the joint safety committee will coordinate the committees activities through the Companys Director of Health, Safety and Environment, who will also be an ad hoc member of the joint safety committee, and will keep the committee aware of ongoing health and safety activities and review the results of health and safety initiatives as appropriate.

The safety committee shall elect a secretary each year, alternating between the Company and the local Union representatives. It shall be the responsibility of the secretary to record the monthly meeting minutes and distribute the minutes to the safety committee members as well as the local Union president and the Vice President Human Resources.

Section 10.3 - Safety Grievances
Issues not resolved by the safety committee may be presented through the Grievance Procedure (Article 4).

Section 10.4 - Emergency Response Team
The Company shall continue to maintain a First Aid department and an Emergency Response Team to support the First Aid department. The Emergency Response Team will consist of Management and Union volunteers working under the direction of Fairfield's First Aid department. The First Aid department, with assistance from the Emergency Response Team, is responsible for developing, communicating and implementing procedures to be followed in handling work-related medical emergencies on all shifts. The First Aid department will provide training programs as necessary for Emergency Response Team members.

Section 10.5 - Safety Shoes
Employees are required to wear safety shoes for their own protection. Employees who complete their initial probationary period will be reimbursed in the amount of $75.00 per year for the purchase of approved safety shoes. Employees in certain designated areas will be reimbursed in the amount of $150.00 per year for the purchase of approved safety shoes.

ARTICLE 11
NON-DISCRIMINATION

Section 11.1 - Policy
Neither the Company nor the Union will discriminate against any employee or prospective employee because of age, sex, race, color, creed, national origin, physical or mental handicap, Vietnam era veteran or disabled veteran, to the extent said person is otherwise protected by applicable law.

Section 11.2 - Gender References
All references to employees in this Agreement designate both sexes, and whenever the male gender is used it shall be construed to mean male and female employees.

ARTICLE 12
TOOL PROGRAM AND WORK UNIFORMS

Section 12.1 - Company Tool Program
The Company will determine the type and quantity of tools that are necessary for each non-skilled trades employee to own in order to successfully satisfy the requirements of their job assignment(s). The Company will purchase these tools for the employee and the employee will be responsible for reimbursing the Company. The employees reimbursement obligation will begin immediately following completion of his/her probationary period and full reimbursement must be accomplished within the first three (3) years of employment.

The employee will be totally responsible for maintaining these tools and will be responsible for replacing all lost or stolen tools. The Company will replace or repair all worn or broken tools.

An employee whose employment is terminated for any reason before fully reimbursing the Company for his/her tools must turn the tools into the Company or satisfy his/her remaining reimbursement obligation from his/her final paycheck.

Section 12.2 - Uniform Service
The Company agrees to make a work uniform rental service available. Such service shall be at the employees expense. The continuation of such service shall be contingent upon the ability of the uniform service company to attract an acceptable level of business.

ARTICLE 13
HOLIDAYS

Section 13.1 - Holiday Schedule
(a) During the term of this Agreement, all full-time, seniority employees are eligible for thirteen (13) paid holidays in each full calendar year of this agreement.

(b) Seniority employees are not required to work on contractually designated holidays nor will they be scheduled to work the week-end following or preceding a contractually designated holiday which falls on a Friday or Monday.

Section 13.2 - Holiday Pay Eligibility
An employee will receive Holiday Pay provided he/she meets the following eligibility requirements:

(a) The employee has seniority as of the date of each specified holiday and as of each of the holidays in each of the Christmas holiday periods; and

(b) The employee must have worked the last full scheduled work day prior to and the next full scheduled work day after each specified holiday(s), regardless of the work week in which the scheduled working days fall.

(c) An otherwise eligible employee who is absent or tardy more than one (1) hour without acceptable excuse on either the last full scheduled work day prior to or the next full scheduled work day after each specified holiday or holiday period, shall not receive holiday pay.

Section 13.3 - Holiday Pay/Approved Leaves
Seniority employees who are not working due to a Fairfield plant accident (eligible to receive Workers' Compensation benefits) or who are on sick leave (eligible for Weekly Indemnity payments) or on an approved leave, provided such absences begin during the workweek prior to or during the week in which a holiday falls, shall receive pay for such holiday, provided that an employee shall not receive either Workers' Compensation benefits or Weekly Indemnity benefits in addition to holiday pay for the holiday.

An eligible employee on an approved vacation will be paid for holidays that occur during his/her vacation.

Section 13.4 - Holiday Pay Calculation
Employees eligible under these provisions shall receive eight (8) hours of holiday pay. An employee's holiday pay rate is determined in January of each year and remains in effect for all holidays in the entire upcoming calendar year. The holiday rate is calculated by dividing an employee's actual earnings for hours worked in the previous year by the total number of hours worked in that year as illustrated in the following formula:

Actual Earnings for Work Time   = Holiday Rate
Hours Worked

1999 Holiday Schedule
New Years Day            Friday, January 1, 1999
Good Friday              Friday, April 2, 1999
Memorial Day             Monday, May 31, 1999
Independence Day         Monday, July 5, 1999
Labor Day                Monday, September 6, 1999
Thanksgiving Day         Thursday, November 25,1999
Thanksgiving Holiday     Friday, November 26, 1999
Christmas Eve            Friday, December 24, 1999
Christmas Holiday        Monday, December 27, 1999
Christmas Holiday        Tuesday, December 28, 1999
Christmas Holiday        Wed., December 29, 1999
Christmas Holiday        Thursday, December 30, 1999
New Years Eve            Friday, December 31, 1999

2000 Holiday Schedule
Good Friday              Friday, April 21, 2000
Memorial Day             Monday, May 29, 2000
Independence Holiday     Monday, July 3, 2000
Independence Day         Tuesday, July 4, 2000
Holiday                  Friday, August 4, 2000
Labor Day                Monday, September 4, 2000
Thanksgiving Day         Thurs., November 23, 2000
Thanksgiving Holiday     Friday, November 24, 2000
Christmas Day            Monday, December 25, 2000
Christmas Holiday        Tues., December 26, 2000
Christmas Holiday        Wed., December 27, 2000
Christmas Holiday        Thurs., December 28, 2000
Christmas Holiday        Friday, December 29, 2000

2001 Holiday Schedule
New Years Day            Monday, January 1, 2001
Good Friday              Friday, April 13, 2001
Memorial Day             Monday, May 28, 2001
Independence Day         Wednesday, July 4, 2001
Labor Day                Monday, September 3, 2001
Thanksgiving Day         Thurs., November 22, 2001
Thanksgiving Holiday     Friday, November 23, 2001
Christmas Eve            Monday, December 24, 2001
Christmas Day            Tues., December 25, 2001
Christmas Holiday        Wed., December 26, 2001
Christmas Holiday        Thurs., December 27, 2001
Christmas Holiday        Friday, December 28, 2001
New Years Eve            Monday, December 31, 2001


ARTICLE 14
VACATIONS

Section 14.1 - Vacation Year
The vacation year for each year of the contract is outlined below:

     1998 - 1999    5/01/98 - 4/25/99
     1999 - 2000    4/26/99 - 4/30/00
     2000 - 2001    5/01/00 - 4/29/01
     2001 - 2002    4/30/01 - 4/28/02

Section 14.2 - Vacation Pay Eligibility
(a)  An employee shall be eligible for vacation benefits as set forth in this
Article if he/she has obtained seniority prior to the start of the vacation year involved.

(b) An employee who meets the seniority qualifications in 14.2(a) shall be eligible for the following vacation time and pay percentage based on credited service:

Years of Service on May 1     Vacation Time  Percent Paid
3-6 months                    1 week              0%
6 months to 1 year            1 week              2%
1-2 years                     2 weeks             4.0%
2-3 years                     2 weeks             4.4%
3-5 years                     2 weeks, 3 days     5.5%
5-10 years                    3 weeks             6.6%
10-15 years                   3 weeks, 3 days     7.7%
15-20 years                   4 weeks             8.8%
20-25 years                   4 weeks, 3 days     9.9%
25-Over                       5 weeks             11.0%

(c)  Vacation time is accrued based on an eligible employee's length of service.

(d) Vacation time will continue to accrue on approved temporary leaves of absences.

Section 14.3 - Vacation Pay Calculation
(a) Prior to the start of the vacation year involved, an employee's vacation rate is calculated according to the following formula:

Actual Earnings for Work Time x Percent Paid = Vacation Rate
Vacation Hours

The Actual Earnings for Work Time number used in the above formula represents pay received for all hours worked in the previous calendar year.

(b) Vacation pay may be collected as a lump-sum payable in the first week of May or payable as vacation time is used. Unused vacation will be paid-out in the second pay period in May.

Section 14.4 - Vacation Scheduling
(a) Management will establish a procedure whereby employees, before April 1 of the vacation year involved, may submit a vacation schedule request on a Request Form provided by the Company.

(b) Vacation approvals will be by seniority. Each employee will be given a copy of his/her approved vacation schedule prior to the start of the vacation year involved. Thereafter, approved vacation time will not be canceled or changed without mutual consent of Management and the employee.

(c) Vacation time not scheduled and approved prior to the start of the vacation year shall be scheduled on a first preference basis.

(d) A full vacation week shall include the weekend preceding and following the regular calendar week of vacation.

(e) Vacation time may be taken in increments not less than one-half (1/2) day or four (4) hours.

(f) All vacation time must be scheduled in advance and approved by the employees supervisor or Area Manager.

(g) Management will continue to allow employees to take vacation time based on operational requirements. However, normally up to 10% of a department's total number of employees will be permitted to be on vacation at any given time with no more than 5% of the total number of employees on vacation at any given time coming from the same shift.

Section 14.5 - Vacation Shutdown
If the Company decides to have a plant-wide shutdown, employees will be advised of the shutdown dates by April 1 of the vacation year involved. Except for employees scheduled to work during the shutdown, all vacation-eligible employees will be on vacation for the period of the shutdown.

ARTICLE 15
NO STRIKE-NO LOCKOUT

Section 15.1 - Definition
During the term of this Agreement, and any extension thereof, the Union and each employee covered by the Agreement agree not to cause, encourage, permit, condone or take part in any strike, picketing, sit-down, stay-in, slow-down or other curtailment of work or interference with the operation of the Companys business of any kind (including a sympathy strike), and the Company agrees not to engage in a lockout.

Section 15.2 - Discipline
The Company may discharge or otherwise discipline any employee who violates
Section 15.1 of the Article. While the Union may grieve such discharge or discipline, if the violation is found to have occurred, the extent of penalty imposed by the Company shall be final and not subject to change by arbitration. If the arbitrator finds that no violation has occurred, the employee will be reinstated and made whole.

Section 15.3 - Union Responsibility
It is agreed that all officers, officials, Committeepersons or Stewards of the Union are charged with an affirmative duty to maintain the integrity of this Article and shall immediately take all reasonable and necessary steps to discourage any activity prohibited by this Article.

ARTICLE 16
PLANT CLOSURE OR RELOCATION

Section 16.1 - Plant Closure or Relocation
If during the term of this Agreement the Company elects to close or relocate its business in Lafayette, Indiana, the Company will follow the requirements of the WARN Act and applicable provisions of the National Labor Relations Act.

ARTICLE 17
MANAGEMENT RIGHTS

Section 17.1 - Definition
The Management of the plant and direction of the working force is vested solely and exclusively by the Company, and in furtherance and not in limitation of such authority, shall include the right to hire, suspend and discharge for cause, to assign, designate and transfer and the right to relieve employees from duty because of lack of work, source of supply and for all other reasons, and to make shop regulations, including rules covering the subject of drugs and drug testing, the creation of new jobs and new classifications, development of new manufacturing processes or products, changes in method, changes in equipment, changes in the content of jobs or elimination of jobs or improvements brought about by the Company in the interest of improved quality methods, product or productivity or any changes in ownership, location and source, PROVIDED, that this will not directly violate any expressed provisions of this Agreement.

Section 17.2 - Drug Testing
The foregoing statement of rights does not empower the Company with the right to engage in random drug testing of employees with seniority, or drug testing of such employees without cause. The Company and the local Union recognize, however, that such testing may be required by the testing requirements of The Department of Defense, The Department of Transportation, The Federal Aviation Administration and any other governmental agency with which the Company may have business dealings, from time to time.

Except where it would be a violation of local, state or federal law, the Company agrees that if an employee tests positive for drugs or alcohol, he/she will have a one-time option to voluntarily enter into a treatment program through Fairfield's Employee Assistance Program (EAP), in lieu of discharge. If the employee refuses the EAP treatment option, he/she will be terminated. If the employee agrees to participate in an EAP treatment program, he/she must comply with all aspects of the treatment program. If the employee is found to be in non-compliance with the prescribed treatment program, he/she will be terminated without recourse to the grievance procedure. If the employee is involved in another incident within three years that warrants a drug or alcohol test and tests positive a second time during his/her employment with Fairfield, he/she will be terminated without recourse to the grievance procedure.

Section 17.3 - Supervisors Performing Bargaining Unit Work
Supervisors and other non-bargaining employees will not perform work which is normally done by bargaining unit employees except in the following circumstances:

     (1)  emergencies
     (2)  process development or correction
     (3)  instruction and training

Section 17.4 - Reserved Rights
The failure to mention any right of Management in the above paragraph or the failure to exercise any right of Management in the above paragraph may in no way, directly or indirectly, be interpreted to mean or in any way suggest the absence of that right on the part of Management.

ARTICLE 18
SOLE AND ENTIRE AGREEMENT

Section 18.1 - Conclusion of Bargaining
This Agreement concludes all collective bargaining between the parties hereto during the term hereof and constitutes the sole, entire and existing Agreement between the parties hereto, expressing all obligations and restrictions imposed on each of the respective parties during the term of the Agreement and superseding all prior Agreements, practices and understandings, oral or written, expressed or implied, or practices between the Company and the Union or its employees, except as supplemented, clarified, or modified by written side letters hereafter signed by the Company and the Union.

Section 18.2 - Acknowledgment of Rights
The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understanding and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Furthermore, for the term of this Agreement or any extension thereof and except as provided in the following section, each party voluntarily and unqualifiedly waives all statutory rights to bargain collectively with respect to any subject or matter, whether or not specifically referred to or covered by this Agreement, including specifically, but by no means limited to, any action which under this Agreement is within the right of management to take, even though such action may not have been within the knowledge or contemplation of either or both parties at the time they negotiated or signed this Agreement.

Section 18.3 - Legal Limitations
Should the parties hereafter agree that the applicable law renders invalid or unenforceable any of the provisions of this Agreement, the parties may agree upon a replacement for the affected provision or provisions. Such replacement provision or provisions shall become effective immediately upon the agreement of the parties, without the need for further ratification by the Union membership, and shall remain in effect for the duration of this Agreement. Further, in the event that any of the provisions of this Agreement shall become legally invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

Section 18.4 - Duration
This Agreement shall become effective as of 10/29/98 and shall remain in full force and effect through 10/28/2001 and thereafter from year to year, unless at least sixty (60) days and not more than ninety (90) days notice in writing to terminate, modify, alter, change or amend is given by either party to the other prior to the termination date.

Section 18.5 - Contract Booklets
Upon ratification, the Company agrees to have this Agreement printed and copies distributed to all employees as soon as practicable. A supply of one-hundred
(100) Agreement booklets will be provided to the local Union.

ARTICLE 19
GENERAL PROVISIONS

General Provision #1 - Tuition Reimbursement
For the term of this Agreement, the Company intends to continue to reimburse employees for job-related tuition costs. To be eligible for reimbursement, employees must have the course work and education institution pre-approved by the Vice-President Human Resources or his/her designee. A minimum grade of C or equivalent must be earned to receive reimbursement credit.

General Provision #2 - Work Instructions
The parties agree that employees will follow the last work instructions received by a Fairfield Management representative, regardless of whether that representative is the employees direct supervisor or some other member of Management.

General Provision #3 - Travel Time
Employees required to travel at the Companys request will be paid straight-time wages for actual travel hours.

General Provision #4 - Smoking
The Company will continue to allow bargaining unit employees to smoke outdoors in designated areas only. Two picnic tables, butt-barrels and an over-head protective cover will be provided for designated smoking areas. It is understood that smokers will be responsible for policing the designated smoking areas. This smoking privilege can be withdrawn by the Company at any time if employees abuse break times, smoke in non-designated areas or do not properly dispose of smoking refuse.

ARTICLE 20
LETTERS OF UNDERSTANDING

Letter of Understanding #1 - Outside Contracting
It is the Companys intent to utilize its own employees, whenever possible, to perform production and skilled trades work, provided, however, that it has the necessary manpower, skills, equipment and facilities to do so and that the work can be done competitively in regards to quality, cost and performance and be completed within the necessary time limits.

The Company understands the local Unions desire to be informed of decisions to contract work out that has typically been performed by members of the bargaining unit and agrees to meet quarterly with the local Union Bargaining Committee to inform the Bargaining Committee of decisions involving the contracting out of such work, the reason(s) for such decisions, the amount of work involved and the projected impact on current bargaining unit employees.

Should a situation arise where a reduction-in-force is necessary, currently outsourced work will be reviewed for the possibility of being returned in order to eliminate the need for or reduce the size of the reduction-in-force.

However, nothing in this Agreement shall be construed to preclude, limit or delay the subcontracting or contracting out of work by the Company where it decides to do so.

Letter of Understanding #2 - Continuous Improvement Council
During the course of the 1998 labor contract negotiations, both parties recognized that the strength and viability of the Company and the local Union is dependent upon Fairfield Manufacturing becoming the highest quality supplier of competitively priced gears and gear products, delivered on time.

To that end, it is essential that the experience, skill, intelligence and commitment of every Fairfield employee be fully utilized in an ongoing process of continuous improvement. In order to maximize employee participation, this labor agreement promotes the development of a labor-management partnership to jointly develop continuous improvement initiatives in areas such as work methods, work processes, work scheduling, problem-solving, product cost, product quality, improved productivity, workplace health/safety and improved employee satisfaction.

This partnership recognizes that the capabilities of Fairfield employees represent a distinct competitive advantage and that efforts to communicate more effectively, provide improved training and encourage a more inclusive decision-making and problem-solving approach will help build upon this advantage. With these objectives in mind, the parties agree to the establishment of a Continuous Improvement Council. The representatives of this Council will be determined by the President of Local Union 2317 and Fairfields Vice President of Human Resources. The Council will develop a structure and guidelines and will have as its charter the development of continuous improvement plans in areas where Employee-Union-Management involvement can make a difference.

The parties recognize that this Memorandum of Understanding is a document reflecting mutual commitment to the implementation of a cooperative partnership that will evolve throughout the life of the contract to best meet the needs of changing circumstances. Both parties pledge their best efforts to live up to this commitment.

ARTICLE 21
EMPLOYEE BENEFIT PLANS

Section 21.1 - Pensions
The Company will maintain the current Pension Plan for the length of this agreement with the following improvements:

     Effective 10-29-98, the minimum benefit for a normal retirement will be increased from $23.00 per year of credited service to $26.00 for employees who retire after 1/1/99.

     Effective 10-29-99, the minimum benefit for a normal retirement will be increased from $26.00 per year of credited service to $29.00 for employees who retire after 1/1/2000.

     Effective 10-29-00, the minimum benefit for a normal retirement will be increased from $29.00 per year of credited service to $32.00 for employees who retire after 1/1/2001.

     The calculation to determine Final Average Earnings continues to use the five (5) highest-paid out of the last ten (10) years.

Section 21.2 - "Fellowship Bonus"
Any employee who retires after October 28, 1998 and prior to the expiration of this agreement shall receive a one-time "Fellowship Bonus" in the amount of $2000.00.

Section 21.3 - Fairfield Retirement and Savings Plan
The Company intends to continue the current 401-a and 401-k Retirement and Savings Plan.

Section 21.4 - Short-Term Disability (Weekly Indemnity)
Effective 10-29-98, the Company agrees to improve the current Weekly Indemnity amount of 66 2/3% of Basic Weekly Earnings (BWE) from a maximum of $430.00 per week for twenty-six (26) weeks with a three (3) day waiting period to 66 2/3% of Basic Weekly Earnings (BWE) to a maximum of $475.00 per week for twenty-six (26) weeks with a three (3) day waiting period.

Section 21.5 - Long-Term Disability (LTD)
Effective 10-29-98, the Company agrees to improve the current LTD of 66 2/3% of Basic Monthly Earnings (BME) from a maximum of $1,733 per month to a 66 2/3% of BME to a maximum of $1,833 per month.

Section 21.6 - Life Insurance
Effective 10-29-98, the Company will increase the amount of company provided life insurance for active employees from $35,000.00 to $40,000.00.

Effective 10-29-98, the Company will increase the amount of company provided life insurance for employees retiring after 10-28-98 from $5,000 to $7,500.

Section 21.7 - Health Care Plan - Hospital, Surgical, & Medical
The Company will retain the current P.P.O. Health Care Plan for active employees. In addition to the current P.P.O. plan, the Company will offer a Point of Service (P.O.S.) option. Employees who elect benefits pursuant to any one of two options will contribute $15.00 per month for the duration of this contract to offset the cost of health care coverage. All other terms and conditions of the P.P.O. and P.O.S. plans are set forth by the plan documents and summary plan descriptions for the respective plans.

Section 21.8 - Dental
The Company will improve the current Dental Plan, for active employees, with the following improvements effective January 1, 1999.

(a) Regular dental coverage will be improved from $1,000 per year maximum to $1,250 per year maximum.

(b) Orthodontic coverage will be improved from $1,250/lifetime for a single treatment to $1,500/lifetime for a single treatment.

Section 21.9 - Insurance Claims
An insurance claim form drop-box will be provided at the office of the Company for the convenience of employees.

Section 21.10 - Employee Assistance Program
The Company shall maintain the current E.A.P. Program for all of its employees.

Employees may seek E.A.P. assistance through self-referral or a referral recommendation may be made by management or a Union Representative.

Employees that seek the assistance of the E.A.P. Program because of an alcohol or drug dependency problem will not be automatically terminated. Refer to
Article 17 - Section 17.2


Skilled Trades Supplement

The following Agreement is to be attached to and be a part of the General Agreement between the parties dated 10/29/98. It shall be in all regards subject to that General Agreement, except where the parties herein specifically and unequivocally agree it shall not be.

The purpose of this Supplemental Agreement is to establish a separate, additional statement of all agreed to working conditions for those employees assigned and classified into Skilled Trade Occupations as expressly defined below.

Nothing herein shall imply or suggest any restriction on management's right to manage as set forth or as reserved in the General Agreement.

Article 1
CLASSIFICATION, OCCUPATIONS AND SCOPE

Section 1 - Skilled Trades Occupations
The following Skilled Trades Occupations have been established within the Skilled Trades Classification and are defined as follows:

Apprenticeable Occupations
     Machine Repair
     Facility Maintenance
     Pyro Technician
     Construction Electrician
     Utility Maintenance
     Toolmaker (Tool Room)

Non- Apprenticeable Occupations
     Hoist Inspection
     Building Inspector
     Welding
     Truck Repair
     Met Lab Technician
     * Cutter Grind (*Reference  Letter of Understanding)

Employees in such Occupations will also be referred to herein as Skilled Trades employees either apprenticeable or non-apprenticeable.

Section 2 - Pay Tier
All trades added to the Skilled Trades Occupations will be placed in the Pay Tier reflecting the employees skill level or Journeyman status.

Section 3 - Job Descriptions
The Company will draft job descriptions for the above Skilled Trades Occupations. Such are intended to serve only as general descriptions common to the particular Occupation covered and shall not be used to limit or define the content of the Occupation or any other Occupations with which they may overlap. The Committee will review these descriptions either yearly or as required.

Section 4 - Skilled Trade Occupations/Changes
Nothing will prevent the Company from deciding when and under what circumstances any of the above Skilled Trade Occupations can be deleted, combined or added to, after review by the Committee.

Section 5 - Definition and Application of Seniority
Time in Occupation seniority for employees within the Skilled Trades Classification prior to 10/28/95 will be by plant hire date. Employees hired or transferred into a Skilled Trades Occupation after 10/28/95 shall be given their hire date or date of transfer for the purpose of exercising their seniority rights within the Occupation in which they are placed.

In the event more than one (1) employee is hired on the same date after 10/29/98, seniority ranking shall be determined by the General Agreement.

The parties recognize that seniority is an important consideration in the matter of layoffs, recalls, promotions, job bidding, temporary transfers and shift preference. The application of seniority shall, in all instances, be by time in occupation seniority. It is understood that time in occupation seniority alone shall not entitle an employee to any job which he/she is not able to perform in a normal and average manner as determined by the Company.

Section 6 - Skilled Trades Loss of Seniority
Skilled Trades Loss of Seniority is covered in the General Agreement.

Section 7 - Skilled Trades Layoff Procedure
A layoff is a direction to not report for work for a period of five (5) or more consecutive work days. Temporary work interruptions of up to five (5) work days due to acts of God or other circumstances beyond the Companys control, are not subject to this procedure. Employees will be given twenty-four (24) hours notice of layoff. Layoffs in the Skilled Trades shall be by Occupation and applied in the following manner:
(a)  All apprentices within an Occupation shall be the first to be laid off.

(b) Skilled Trades employees shall be laid off based on time in occupation seniority.

(c)  Disciplinary layoffs are not subject to this Article.

Section 8 - Skilled Trades Voluntary Layoff
(a) In the event there is a lack of work which will result in a layoff of more than five (5) consecutive work days but not more than six (6) months, a seniority employee will have the option of exercising his/her time in occupation seniority and electing to go on layoff for the duration of the lack of work or for a period of three (3) months.

(b) It is understood that the company may deny a request for Voluntary Layoff, or recall an individual on Voluntary Layoff, if the skills of an individual are needed by the Company or in lieu of being required to train other employees.

(c) All employees on Voluntary Layoff will be recalled prior to hiring new employees. Employees on Voluntary Layoff will be entitled to the same benefits as they would be eligible for under a normal layoff.

(d) It is expressly understood that an employee on Voluntary Layoff will not be permitted to return to work to be replaced on layoff by another employee within three (3) months from the date of his/her layoff, except as determined by the Company.

(e) In cases where the layoff period is defined from the outset, if the length of that period is subsequently extended to a later date, higher seniority employees who are on Voluntary Layoff will be given the option to return to work and be replaced on layoff by the junior employee within the same occupation, classification, and department or remain on layoff for the duration of the extended period.

(f) In cases of indefinite layoff, higher seniority employees within the occupation, classification, and department will be given the option to return to work after three (3) months.

(g) Nothing in the foregoing shall preclude the Company from recalling the employees prior to the expiration date of the Definite layoff period.

(h) When a higher seniority employee returns from Voluntary Layoff, he/she will be placed in their previously held occupation, classification, and department that he/she had prior to the layoff.

Section 9 - Skilled Trades Recall
Recall of laid off employees shall be conducted in accordance with Occupational seniority within the occupation, classification and department. Recall rights are conditioned on current address information being on file with the Company. It is the responsibility of the employee to provide and maintain current address information.

Section 10 - Skilled Trades - Job Bidding
Employees within the Skilled Trades Classification shall have preference to open jobs in the Skilled Trades Classification in line with Occupational seniority under the job bid procedure below:

(a) all Skilled Trades occupational job openings will be posted on bulletin boards provided by the Company.

(b) postings shall identify the occupation, department and shift in which the opening exists.

(c) Skilled Trades occupational openings shall be posted within the Skilled Trades areas for a period of five (5) working days.

(d) applicants for an occupational job opening shall follow the posting instructions and submit a cover letter and resume.

(e) the most senior qualified employee within Skilled Trades Classification shall be awarded the job.

(f) any occupational job opening(s) not filled from within the Skilled Trades areas will be posted plant wide for a period of five (5) working days.

(g) the most senior qualified employee on a plant wide basis shall be awarded the job.

(h) if the opening is not filled by a qualified employee through the plant wide posting procedure, a qualified probationary employee may be considered or a qualified new hire.

(i) employees who exercise their seniority rights to move to an open job within the Skilled Trades will waive their right to bid on another job posting for a period of one (1) year counted from the first day of acceptance of the job. Employees who exercise their bidding rights on a plant wide posting will waive their right to bid within their new classification or plant wide for a period of one (1) year counted from the first day of acceptance of the job.

Section 11 - Skilled Trades Shift Balancing
The Company will determine the number of employees needed per shift. If the Company determines it is necessary to balance shifts within the Skilled Trades areas, the following procedure shall be followed:

(a) Shifts shall be balanced based on Occupational seniority within a department.

(b) If the number of departmental positions are increased, the Skilled Trades job bid procedure shall be used.

(c) If a departmental reduction in workforce is necessary, the number of employees will be reduced based on Occupational seniority within a department.

Section 12 - Skilled Trades Shift Preference
In making shift assignments, the Company will determine the number of employees needed per shift and then will assign employees to the shift of their preference, within their occupation and within their department based on Occupational seniority.

(a) When an employee with sufficient Occupational seniority wishes to work on another shift in his/her occupation and department:

(1) The senior employee will make application with his supervisor in writing, on a form provided by the Company, no later than the end of his shift Tuesday of the week preceding the shift change. A copy will be given to the employee.

(2) The senior employee will bump the least senior employee on the desired shift based on Occupational seniority within his department.

(3) The displaced employee shall stay in his Occupation and department and change shift to replace the employee who exercised shift preference or bump the lowest seniority person within the same occupation and department on the shift his/her seniority would allow.

(4) If the displaced employee bumps the least senior employee within the same occupation in the department on another shift, then the least senior employee will replace the first employee exercising shift preference.

(b) The shift change shall begin on the first regular work day of the week following the week the application was made.

(c) An employee being bumped must be notified of his/her impending shift change no later than the beginning of the shift Friday of the week the application was made.

(d) An employee who has exercised his right to shift preference shall not be allowed to reapply for a period of one (1) year.

(e) An employee may exchange shifts with another employee within the same occupation and department if the supervisor(s) involved agree to the exchange. A shift exchange may last no longer than two (2) weeks and such exchange must start at the beginning of the work week. Shift exchanges of less than one (1) week may be permitted but will not involve shift premium eligibility.

Section 13 - Vacation Scheduling
Vacation scheduling in Skilled Trades will be based on time in occupation seniority. The General Agreement covers the vacation scheduling procedure.

Article 2
Joint Committee

Section 1 - Committee Guidelines
The joint Skilled Trades and Management Committee (hereinafter Committee) shall continue to meet at least monthly and review current Skilled Trades occupation descriptions and Apprenticeship Programs. The Committee will continue screening and reviewing the performance of employees prior to entering the Skilled Trades Classification and for any other purposes expressly stated hereinafter. The Committee may review other training issues if appropriate. Following these reviews the Committee shall make its recommendations to the Company.

Section 2 - Skilled Trades Committee Composition
The Committee shall consist of one (1) Skilled Trades Committeeman at large, and one (1) Skilled Tradesman from each active shift where Apprenticeable Classifications are regularly assigned, selected by the Union, and an equal number of representatives appointed by the Company. They shall select a chairman of the Committee.

Section 3 - Skilled Trades Apprenticeable/ Non-Apprenticeable Employee
Evaluations
Evaluations of employee performance and progress shall be made at least once each quarter (90 days) by the Committee for each employee then in an apprentice program as described in Fairfield Manufacturing Skilled Trades Apprenticeship Programs for that occupation and every 60 days for non-apprenticeable classification employees until non-apprenticeable training is complete. Training guidelines for non-apprenticeable occupations will be written by the Committee within a reasonable amount of time after the ratification of this supplement.

Section 4 - Journeyman Status
Journeyman status as used herein shall be understood to mean any Skilled Trades employee who has completed Fairfield Manufacturings apprentice program or has satisfied the requirements of some other skilled trades apprentice program found to be acceptable by the Joint Committee.

The Company will continue to provide employment documentation, including specific Skilled Trades work experience, to any employee for purposes of securing Journeyman status through a recognized Journeyman training or apprentice program. However, the Joint Committee shall have final authority over the acceptance of such Journeyman status.

Article 3
TRAINING PROGRAMS - SKILLED TRADES

Section 1 - Administration of Training Activities
The Company will be responsible for administration of training guidelines, schedules, and programs developed by the Skilled Trades Committee. Such schedules and programs will include safety (including hazardous waste where applicable), maintenance and work performance to properly instruct employees in the Skilled Trades. This shall be done by the following:

(a)  In-House
(b)  Outside vendor
(c)  Outside schooling
(d)  Other means

Section 2 - Skilled Trades Expectations
Employees participating in such Skilled Trades training programs will be expected to and shall put forth their best effort in all regards, including the following:

(a)  Attendance
(b)  Application
(c)  Study

Employees in the Skilled Trades classification must in all regards consistently perform and progress in their specific occupational training program at an acceptable level as determined by the Company.

Section 3 - Training Guidelines
The Committee shall provide the Company with copies of the final drafts of such training programs as described above as such drafts are finalized by the Committee. The Company will review and consider such training programs and schedules. Upon agreement with finalized drafts, they shall be implemented by the Company.

Section 4 - Skilled Trades Certification
The Committee with input from the Environmental, Health and Safety Manager will determine which occupations under Article I herein shall be certified and how such certification will be achieved. The Company shall be responsible for final certification requirements.

Section 5 - Skilled Trades Trainers
There may be certain employees in the Skilled Trades Occupations designated as Trainers. These Trainers shall be selected by the Committee and shall be paid $0.50 - $1.00 per hour above their hourly rate for as long as they function as Trainers.

Section 6 - Apprenticeship Program Guidelines
Apprenticeship program guidelines shall be considered part of the Skilled Trades Supplement.

Section 7 - Individual Apprenticeship Training Outlines
Individual Skilled Trades apprenticeship training outlines shall be considered part of the Skilled Trades Supplement.

Article 4
General Conditions

Section 1. - Working Conditions
(a) The Company shall supply specialty tools and storage boxes necessary to perform the work assigned to the occupations under Article I herein. Employees shall be responsible for the proper care and return of all such specialty tools in good functional condition.

(b) The Company shall be responsible for supplying all parts and items necessary to properly complete the assigned work with respect to the occupations under Article I herein.

(c) Skilled Trades employees who during the routine course of job performance are sprayed, or soaked with hydraulic fluid, cutting fluid, lube oil or other materials may shower and change into fresh clothes, on regular working hours after notifying their immediate supervisor.

(d) Lost time for all employees because of Union business shall be covered under the General Agreement.

(e) All Skilled Trades employee training records shall by maintained and updated by the Company and be subject to review by the Committee and the employee where such is then relevant. The files will at no time leave the possession of the Company.

(f) Due to the nature and responsibility of the Skilled Trades requirements it may become necessary for these employees to work through or otherwise alter their breaks and or lunch times to finish their assigned job on time.
     Wash up at special times prior to lunch and breaks shall be allowed for Skilled Trades employees where they do work through same.

(g) Personnel carriers or a carrier shall be available each shift for retrieval and delivery of parts where required for Skilled Trades work then assigned as determined by the company. These carriers shall be also made available for the Skilled Trades employees who are assigned or volunteer for weekend work on a basis determined by the Company.

(h) No Skilled Trades employee shall be required to perform his/her job assignment or to be responsible for the entire plant by his/her self on any day or shift where there is a clear, serious safety issue relative to that employee working alone.

(I) A Skilled Trades employee shall not normally be assigned to perform work outside of his/her occupation. If, however, circumstances require a Skilled Trades employee to be assigned work outside of his/her Skilled Trade occupation, the employee will not refuse to do the work, but will accept the assignment and file a grievance if he/she justifiably feels his/her rights have been violated. In all circumstances where a Skilled Trades employee is required to work outside his/her occupation, Management will first attempt to seek Skilled Trades volunteers.

(j) A Skilled Trades employee who has a safety concern should refer such concern to the Area Manager, his/her Union representative on the shift, or to a safety committee member on the shift.

(k) A non-Skilled Trades employee will not be assigned to perform work in any Skilled Trades occupations with the exception of Cutter Grind work where non-Skilled Trades employees will continue to incorporate cutter grinding and sharpening requirements within their work assignments as needed.

(l) Employees within the Skilled Trades Occupations shall receive a reimbursement of up to $50 per year, to replace and/or purchase needed tools.

Article 5
Letter of Understanding
The Company agrees to recognize on a non-precedent setting basis, the journeyman status of the six Cutter Grinders listed below. These six employees have acquired cutter grinding skills and have achieved a level of expertise no longer available due to technological advancement.
     Dwain Eck
     Jerry Bolyard
     Dan Anderson
     Don Morgan
     Kenneth Long
     Dave Royer


Progression Pay Tier (Maximums)
New Hire Rate 90 Day Probation
$ 12.00

Probationary Increase
effective first of the month following probation
(4-9 months)
$ 13.00

6 month progression increase
(10-15 months)
$ 13.25

6 month progression increase (16-21 months)
$ 13.50

6 month progression increase (22-27 months)
$ 13.75

6 month progression increase (28-33 months)
$ 14.00

6 month progression increase (34-39 months)
$ 14.25

6 month progression (40-45 months)
$ 14.50

6 month progression (46-51 months)
Non-Apprenticeable
Year 1 - $ 15.30
Year 2 - $ 15.77
Year 3 - $ 16.25

Tier 1
    Successfully demonstrates skill and ability in an occupation.

Non Apprenticeable
Pay Tier I
Year 1 - $ 15.30
Year 2 - $ 15.77
Year 3 - $ 16.25

Tool Room - Primary Processes
Lathes
Grinders
Mills
Other Similar Processes

Tier II
    Successfully demonstrates expertise in either electrical or mechanical troubleshooting and repair skills.

                            Or

    Successfully demonstrates tool making skills and abilities on one primary tool making process and multiple secondary tool making processes.

                          Or

    Successfully demonstrates cutter sharpening and cutter building skills.

                      Or

    Successfully demonstrates expertise in an occupation.

                      Or

    Successfully demonstrates skills and abilities to prepare samples for test; demonstrates basic computer skills; setup and operate met lab test equipment; and other basic metallurgical quality activities.

Non Apprenticeable Pay Tier II
Year 1 - $ 16.33
Year 2 - $ 16.83
Year 3 - $ 17.34

Apprenticeable Pay Tier II
Year 1 - $ 16.58
Year 2 - $ 17.08
Year 3 - $ 17.59

    Hoist Inspection
    Truck Repair
    Building Inspector
    Welding II
    Cutter Sharpening and Cutter Building
    Met Lab Technician II

Tool Room - Primary Processes
Lathes
Grinders
Mills
Other Similar Processes

Tier III
    Successfully demonstrates plant wide knowledge of equipment and processes.

                     Or
    Successfully demonstrates proficiency in troubleshooting and repair in all aspects of facility systems and maintenance.
                      Or
    Successfully demonstrates troubleshooting and repair skills in all aspects of electrical, mechanical, hydraulic, etc. disciplines.
                       Or
    Successfully demonstrates skills and abilities to install wiring, wire machinery, install electrical power distribution systems and maintain, trouble shoot electrical power distribution systems, etc.
                        Or
    Successfully demonstrates tool making skills and abilities on two primary tool making processes and multiple secondary tool making processes.
                       Or
    Successfully demonstrates skills and abilities to perform machine rigging, machine moving, machine wiring, facility installations, etc.
                      Or
     Successfully demonstrates skills and abilities to prepare samples for test; demonstrates basic computer skills; setup and operate met lab test equipment; interpret metallurgical results and specify material disposition.; and other basic metallurgical quality activities.
                      Or
    Successfully demonstrates skills and abilities in instrument calibration and repair.

Non Apprenticeable Pay Tier III

Year 1 - $ 17.62
Year 2 - $ 18.16
Year 3 - $ 18.71

Apprenticeable Pay Tier III
Year 1 - $ 17.87
Year 2 - $ 18.41
Year 3 - $ 18.96

    Facility Maintenance
    Utility Maintenance
    Building Construction Electrician
    Welding I
    Met Lab Technician I

Tool Room - Secondary Processes
Drills
Shapers
Blanchard Grinder
Bench work such as repair tools - assemble and disassemble Snag Grinder Other Similar Processes

Tier IV
    Successfully demonstrates expertise in instrument calibration and repair.

                    Or

    Successfully demonstrates plant wide knowledge and expertise of equipment and processes.

                     Or

    Successfully demonstrates highest levels of troubleshooting and repair skills in all aspects of electrical, mechanical, hydraulic, etc. disciplines.

                      Or

    Successfully demonstrates tool making skills and abilities on all primary tool making processes and all secondary tool making processes.

Apprenticeable Pay Tier IV
Year 1 - $ 19.16
Year 2 -  $ 19.73
Year 3 - $ 20.32

    Machine Repair
    Pyro-Technician
    Toolmaker

Tool Room - Secondary Processes
Drills
Shapers
Blanchard Grinder
Bench work such as repair tools - assemble and disassemble Snag Grinder Other Similar Processes